EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                  CONTACT:  JAMES A. LUKSCH,
---------------------                             CHAIRMAN AND CHIEF
AUGUST 14, 2003                                   EXECUTIVE OFFICER
                                                  (732) 679-4000


          BLONDER TONGUE REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS
          ------------------------------------------------------------

OLD BRIDGE, NEW JERSEY, AUGUST 14, 2003 - Blonder Tongue Laboratories, Inc. (AMEX:BDR) today announced its sales and earnings for the second quarter and six months ended June 30, 2003.

Net sales for the second quarter 2003 decreased 24% to $8,534,000 from the $11,257,000 reported for the second quarter 2002. The decrease in net sales is primarily attributable to a decrease in capital spending by cable system operators and weak overall economic conditions. As a result, the Company experienced lower digital product sales. Net sales included approximately $1,122,000 and $218,000 of interdiction and digital product sales in the second three months of 2003, compared to approximately $866,000 and $1,172,000 for the comparable period in 2002. The net loss for the period was $390,000 compared to net income of $33,000 for the comparable period in 2002. The diluted loss per share for the second quarter 2003 was $0.05, compared to earnings of $0.01 for the same period in the prior year.

For the six months ended June 30, 2003, net sales decreased 22.6 % to $17,136,000 compared to $22,147,000 for the same period in 2002. The net loss for the period was $1,148,000 compared to $6,670,00 for the comparable period in 2002. The diluted loss per share for the six months ended June 30, 2003 was $0.15, compared to $0.87 for the same period in the prior year.

The loss for the six months ended June 30, 2002 was a result of a change in accounting rules, whereby the Company recorded a non-cash charge of $6,886,000 in the first quarter of 2002, to comply with new accounting principles concerning the accounting treatment of goodwill.

Commenting on the second quarter 2003 results, James A. Luksch, Chief Executive Officer said, "The rebound anticipated for the second quarter of 2003 is occurring at a slower pace than was expected at the end of the first quarter. We have also incurred delays in the anticipated roll out of our new telephony and data solution products, although we remain optimistic that these new product offerings will provide material incremental revenues and profits commencing in the fourth quarter of this year. Our expectation of a transition to a period of growth in sales and earnings, although delayed, remains strong. Conceptually, our digital, data and voice triple play offering is being widely embraced by private cable operators, MSO's and real estate developers as the solution of choice for multi dwelling units (MDU's). We remain confident that once we begin to ship commercial quantities of our voice and data products, the growth in order input will be steady through the rest of this year and accelerate in 2004.

Providing guidance for the full year of 2003 is a difficult task. The Company traditionally ships more than 70% of its orders in the same month the orders are received, rendering sales forecasting a difficult task depending on bidding activity, verbal customer commitments and trend analyses. In light of our disappointing performance in the second quarter and for the first six months of the year, our existing guidance for 2003 is too aggressive, but by how much is not known at this time. Sales and profits are expected to improve in the third and fourth quarters, but the level of improvement is impossible to predict at this time. Taking into account our performance thus far this year, it is more appropriate to provide a range of guidance rather than specific sales and profit projections. We anticipate sales will be between $40 and $50 million in 2003, with net profit in the range of breakeven to $0.15 per share.

Blonder Tongue Laboratories is a designer, manufacturer and supplier of a comprehensive line of electronics and systems equipment for the franchised and private cable television industries. Founded in 1950, Blonder Tongue has grown to be one of the leaders in cable television equipment manufacturing. For more information regarding Blonder Tongue or its products, please visit the Company's Internet site at www.blondertongue.com or contact the Company directly at (732) 679-4000.



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2002 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

                                     -MORE-

                        BLONDER TONGUE LABORATORIES, INC.
                    CONSOLIDATED SUMMARY OF OPERATING RESULTS
                      (in thousands, except per-share data)
                                   (unaudited)



                                        THREE MONTHS ENDED      SIX MONTHS ENDED
                                              JUNE 30,                JUNE 30,
                                      ---------------------   ---------------------
                                           2003       2002       2003         2002
                                           ----       ----       ----         ----

Net sales                              $  8,534    $ 11,257    $ 17,136    $ 22,147
Gross profit                              2,675       3,051       4,834       6,367
Earnings (loss) from operations            (353)        330      (1,304)        834
Net earnings (loss)                        (390)         33      (1,148)     (6,670)
Net earnings (loss) per share:
   Basic                                 $(0.05)      $0.01      $(0.15)     $(0.87)
   Diluted                               $(0.05)      $0.01      $(0.15)     $(0.87)
Weighted average shares outstanding:
   Basic                                  7,500       7,613       7,519       7,613
   Diluted                                7,500       7,630       7,519       7,613






                       CONSOLIDATED SUMMARY BALANCE SHEETS
                                 (in thousands)


                                          JUNE 30, 2003  DECEMBER 31, 2002
                                          -------------  -----------------
                                           (unaudited)

Current assets                               $32,199       $34,774
Property, plant, and equipment, net            6,956         6,831
Total assets                                  49,610        52,002
Current liabilities                           17,213         4,457
Long-term liabilities                            394        14,278
Stockholders' equity                          32,003        33,267

Total liabilities and stockholders' equity   $49,610       $52,002